Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Commercial Supply Agreement

This Commercial Supply Agreement (the “Agreement”) is entered into as of the 16th day of October, 2017 (“Effective Date”) by and between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, with a place of business located at 480 Arsenal Way, Watertown, Massachusetts 02472 (“Tetraphase”), and Finorga SAS, a French corporation, with a place of business located at 497 Route de Givors, 38670 Chasse-sur-Rhône, France (“Novasep”) (hereinafter, each of Tetraphase and Novasep, a “Party” and, collectively, the “Parties”);

WHEREAS, Tetraphase has developed the Product (as defined below);

WHEREAS, Novasep has expertise and a manufacturing facility suitable for the Manufacture (as defined below) of the Product; and

WHEREAS, Tetraphase wishes to have Novasep Manufacture Product for commercial supply, and Novasep wishes to Manufacture Product for commercial supply for Tetraphase, each in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the Parties agree as follows:

1.DEFINITIONS.

1.1	“Acceptable Range” shall have the meaning set forth in Section 4.3.
1.2

“Affiliate” of a Party shall mean any entity that controls or is controlled by such Party, or is under common control with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of such other entity (or other comparable interest for an entity other than a corporation).

1.3	“Background Intellectual Property” shall have the meaning set forth in Section 12.1.
1.4

“Batch” shall mean a specific quantity of Product mutually agreed upon between Tetraphase and Novasep, and that (a) is intended to have uniform character and quality within specified limits, and (b) is manufactured by a process or series of processes so that it is expected to be homogeneous within specified limits.

1.5

“Batch Records” shall mean manufacturing and test records and documentation relating to Manufacturing, created as each Batch is processed, and relating to the release of each Batch, including but not limited to the master manufacturing formula and process, materials used, documentation, deviations, in-process and release testing records, and any additional documentation generated and/or processed as part of the manufacturing record of the related Batch.

1.6

“cGMP” shall mean applicable current good manufacturing practices pursuant to (i) the U.S. Federal Food, Drug, and Cosmetic Act as amended (21 USC 301 et seq.), (ii) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations

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(including but not limited to Parts 11, 210, 211, 600 and 610), (iii) Commission Directive 2003/94/EEC of 08 October 2003 and (iv) the EC Guide to Good Manufacturing Practice for Medicinal Licensed Products, including respective guidance documents and any comparable laws, rules or regulations of any agreed upon foreign jurisdiction, as each may be amended from time to time.  GMP also includes adherence to any applicable product license requirements, to the current requirements of the United States Pharmacopoeia/National Formulary, the current requirements of the European Pharmacopoeia and, when requested by Tetraphase, , the Japanese Pharmacopoeia and the relevant current International Conference on Harmonization (ICH) guidance documents, including without limitation the ICH Guidance Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

1.7	“.Certificate of Analysis” shall mean a document signed by an authorized representative of the CMO describing specifications for and testing methods applied to the Product and the results thereof.
1.8

“Certificate of Compliance” shall mean a document signed by an authorized representative of the CMO attesting that a particular Batch was Manufactured in accordance with the specifications of cGMP and all other Applicable Law.

1.9	“Commercial Forecast” shall have the meaning set forth in Section 4.2.
1.10

“Components” shall mean all components used by Novasep in Manufacturing Product under this Agreement.  Components are listed in Exhibit A, and are identified as Components supplied by Tetraphase (“Tetraphase Supplied Components”) and Components supplied by Novasep (“Novasep Supplied Components”).

1.11	“Confidential Information” shall have the meaning set forth in Section 11.1.
1.12	“Deficiency Cure Batch” shall have the meaning set forth in Section 9.2.
1.13	“Facility” shall mean Novasep’s facility located at Chasse-sur-Rhone or another location as agreed to by the Parties.
1.14	“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.
1.15	“Firm Order” shall have the meaning set forth in Section 4.2.
1.16

“Invention” shall mean any creative work, invention, innovation, improvement, development, discovery, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, and whether or not patentable or copyrightable.

1.17

“Intellectual Property” shall mean all rights, privileges and priorities provided under applicable international, national, federal, state or local law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license, or other government restriction or requirement of any kind relating to intellectual property, whether registered or unregistered, in any country, including without limitation:  (a) all (i) patents and patent applications (including any patent that in the future may issue in connection therewith and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, supplementary protection certificates, renewals or

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reissues thereto or thereof), (ii) copyrights and copyrightable works, including reports, software, databases and related items, and (iii) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (b) all registrations, applications, recordings, rights of enforcement, rights of recovery based on past infringement and any and all claims of action related thereto and licenses or other similar agreements related to the foregoing.

1.18	“Master Batch Record” or “MBR” shall mean the document containing the complete Manufacturing Process for the Product, including process parameters and process specifications.
1.19	“Non-Conforming Product” shall mean any Product which, at the time of delivery to Tetraphase, does not meet the Specifications.
1.20

“Manufacture” or “Manufacturing” shall mean all steps and activities necessary to manufacture Product to be performed by Novasep in accordance with this Agreement, including, without limitation and as applicable, the manufacturing, formulation, filling, packaging, inspection, labeling, testing, quality control, release, storage or distribution.

1.21	“Manufacturing Process” shall mean the process for Manufacturing the Product.
1.22	“Manufacturing Standards” shall have the meaning set forth in Section 6.1.
1.23	“Novasep’s Project Intellectual Property” shall have the meaning set forth in Section 12.2.
1.24	“Product” shall mean the active pharmaceutical ingredient to be Manufactured by Novasep pursuant to this Agreement.
1.25	“Product Inventions” shall have the meaning set forth in Section 12.2.
1.26

“Purchase Order” shall mean a written purchase order in substantially the form agreed in good faith based on customary arrangements in the biopharmaceutical industry between Novasep and Tetraphase, to be delivered by Customer to Novasep for Product pursuant to this Agreement. In the event of any conflict between the terms of this Agreement and any Purchase Order, the terms of this Agreement shall prevail.

1.27	“Purchase Price” shall mean the amount to be paid by Tetraphase as specified in Exhibit B, subject to adjustment from time to time in accordance with Section 5.2.
1.28	“Quality Agreement” shall mean an agreement between Novasep and Tetraphase that defines the quality roles and responsibilities of each Party in connection with Manufacture of Product.
1.29	“Recall” shall have the meaning set forth In Article 8.
1.30	“Regulations” shall have the meaning set forth in Section 6.9.
1.31

“Regulatory Authority” shall mean any agency or authority responsible for regulation of Product in the United States or any foreign regulatory jurisdiction, including but not limited to, the FDA the European Medicines Agency and the Japanese Pharmaceuticals

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and Medical Devices Agency. Novasep shall have no obligation to Manufacture Product in compliance with the requirements of any non-U.S., European or Japanese Regulatory Authority, except as expressly agreed by the Parties in writing.

1.32

“Released Executed Batch Record” shall mean the completed and signed Batch Record and associated deviation reports, investigation reports, and Certificates of Analysis (or certificate of conformance) created for each Batch of Product.

1.33

“Specifications” shall mean the written specifications, characteristics, quality standards and testing specifications for a Product as set forth in Exhibit C and the MBR, which specifications may be amended by Tetraphase from time to time and shall be agreed to in writing by Novasep.

1.34

“Supply Deficiency” shall mean the difference between the Product transferred under purchase order(s) accepted by Novasep that meet the requirements under this Agreement and the number specified in such purchase order(s) in the event that Novasep has failed totransfer to Tetraphase the quantities specified in the relevant purchase order(s).

1.35

“Supply Failure” shall mean Novasep has failed to supply at least [**] percent ([**]%) of the aggregate amount of Product due to be delivered in any rolling [**] calendar month period in accordance with the applicable delivery dates, unless such failure results from a default by Tetraphase under this Agreement (including but not limited to a failure to properly provide orders).  For purposes of this definition, any Product that is Non-Conforming Product shall not be considered delivered.

1.36	“Term” shall have the meaning provided in Section 17.1.
1.37	“Tetraphase’s Existing Intellectual Property” shall have the meaning set forth in Section 12.1.
1.38	“Tetraphase’s Project Intellectual Property” shall have the meaning set forth in Section 12.2.
1.39	Construction. In construing this Agreement, unless expressly specified otherwise;

(a)references to Sections, Schedules and Exhibits are to sections of, and schedules and exhibits to, this Agreement;

(b)except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c)headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d)any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(e)except where the context otherwise requires, the word “or” is used in the inclusive sense;

(f)all references to “dollars” or “$” herein shall mean U.S. dollars; and

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(g)each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

2.VALIDATION; REGULATORY SUPPORT.

2.1

Changes in Project Scope: If Tetraphase requests changes in the Project, or if reasonably unforeseeable technical difficulties beyond the control of the Parties require that Novasep perform either additional work or repeat work, and such additional work or repeat work is not required due to Novasep’s fault or negligence, Novasep shall provide Tetraphase with cost estimates for such work. If Tetraphase approves such costs in writing, Novasep shall perform such work and Tetraphase shall pay Novasep’s costs for such work within [**] days of completion of such work.

2.2

Validation:  Novasep shall qualify equipment (as applicable) and validate the Manufacturing Process according to the validation protocol(s) approved by both Parties in advance in writing.  Such validation protocol(s) and timeline shall be attached to this Agreement and made a part of Exhibit D.  The Parties hereby agree that Exhibit D may be amended in the future as the amount of Product  to be manufactured is expected to increase.

2.3

Technical Contact and Review Right:  Each Party will appoint a “Technical Contact” having primary responsibility for day-to-day interactions with the other Party for the activities conducted hereunder.  Any change to a Technical Contact will be identified in writing to the other Party.  Each Party will use reasonable efforts to provide the other Party with at least [**] days prior written notice of any change in  that Party’s Technical Contact.  All communications between the Parties regarding the conduct of the activities hereunder will be addressed to the Party’s relevant Technical Contact. Tetraphase reserves the right to review each completed Batch Record and corresponding documentation with respect to API.

2.4

Regulatory Support:  Novasep agrees, at its reasonable sole cost and expense, to cooperate with, and provide reasonable regulatory assistance to, Tetraphase to support and provide assistance to existing, pending or new Product registrations and marketing approvals, in each case, with any relevant governmental authority; provided that if Novasep expends more than [**] hours in any given calendar year, Tetraphase shall reimburse Novasep for its reasonable costs and expenses for any hours beyond [**].  The foregoing assistance rendered by Novasep shall include: (a) assisting Tetraphase in completing and submitting new applications and/or any changes to any regulatory submissions related to the Product and (b) providing information to Tetraphase that may be required by a relevant governmental authority to support the Product, including the Manufacturing and exportation related thereto.

3.Manufacture of Product

3.1

Documentation:  The Master Batch Record shall be reviewed and approved in writing by Novasep and by Tetraphase prior to commencement of Manufacturing. Any major change to an approved Master Batch Record shall be reviewed and approved in writing by Novasep and by Tetraphase prior to said change being implemented.  Each Batch of Product shall be Manufactured by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Product shall be assigned a unique Batch

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number. Any deviation from the Manufacturing Process specified in the Master Batch Record must be documented in the Batch Record for that Batch.  The Master Batch Records , will be written and executed in the local language, and Novasep shall provide translations in the English language of all documents. The Parties shall execute the Quality Agreement simultaneously with the execution of this Agreement or at another time, provided that such Quality Agreement shall be executed prior to commencement of Manufacturing.

3.2

Vendor and Supplier Audit and Certification: Tetraphase shall qualify all vendors and suppliers of Tetraphase-Supplied Components. Novasep shall qualify all vendors and suppliers of Novasep -Supplied Components.Tetraphase retains the right to audit any Novasep qualified vendor. and Novasep has the right to audit any Tetraphase qualified vendor .

3.3	Intentionally Omitted.
3.4

Material Safety Data Sheet:  Tetraphase shall provide Novasep a material safety data sheet for Tetraphase-Supplied Components and for Product and Novasep shall materially conform to established safety practices and procedures set forth therein and shall store and handle Product as required by the MBR, Tetraphase’s written instructions and all applicable laws and regulations.

3.5

Storage and Handling:  Novasep shall store and handle Components under appropriate conditions and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of such Components.  Novasep shall store and handle the Product in accordance with the Specifications and under appropriate conditions and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of the Product.  In addition to the foregoing, Novasep shall store and handle the Products so as to prevent the commingling of same with Novasep’s own inventories and supplies, or those held by Novasep for third parties.

3.6

Permits and Facility:  Novasep shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by Regulatory Authorities in order for Novasep to perform all of its obligations under this Agreement and shall ensure sufficient capacity at the Facility to manufacture the Product in accordance with accepted Purchase Orders.

3.7

Subcontracting:  Novasep shall not subcontract or otherwise delegate any portion of its obligations under this Agreement without Tetraphase’s prior written approval.  Such prior written approval may be set forth in a statement of work or other order documentation.

4.COMMERCIAL FORECASTING AND SUPPLY

4.1

General:  Novasep will Manufacture Product and supply such Product ordered by Tetraphase hereunder in accordance with the terms of this Agreement and the Quality Agreement and in accordance with cGMP and all laws and regulations applicable to the Manufacture and supply of the Product.  Novasep will Manufacture Product at the Facility.  Novasep will deliver Product in accordance with the delivery schedules set forth in each accepted Purchase Order.

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4.2

[**] Forecast: Commencing with the first calendar year after a Product is approved by a Regulatory Authority, Tetraphase shall submit to Novasep on a [**] basis on or before the first business day of each calendar quarter an [**] month rolling forecast that sets forth the total quantity of Product for commercial supply that Tetraphase either has ordered, desires to order, or expects to order from Novasep (the “Commercial Forecast”). The first [**] months of each Commercial Forecast shall be binding on Tetraphase and constitute a firm order (“Firm Order”).  The remaining [**] months of each Commercial Forecast submitted by Tetraphase shall be for planning purposes only, and thus shall not be binding. Novasep will confirm the forecast within [**] working days.

4.3

Amending Forecasts:  Any Commercial Forecast that is not a Firm Order is to be considered an estimated forecast to be used for planning purposes, and shall not be construed as a firm commitment by Tetraphase to Novasep; rather, it can be increased or reduced by Tetraphase from time to time, provided that, (i)  Novasep shall have no obligation to manufacture Product in accordance with any Commercial Forecast that is not the subject of a Firm Order and which is increased by greater than [**] percent ([**]%) above the previously forecast amount (the “Acceptable Range”); and (ii) Tetraphase shall have no right or remedy with respect to any inability of Novasep to supply Product in accordance with any Commercial Forecast that is not the subject of a Firm Order and which is increased beyond the Acceptable Range.Notwithstanding the foregoing, Novasep shall use commercially reasonable efforts to fulfill any Firm Order and which is increased beyond the Acceptable Range.

4.4

Purchase Order:  Each Purchase Order shall specify Product ordered and the time, manner and address of delivery, all of which shall be subject to this Article 4.  Novasep shall notify Tetraphase as to whether any Purchase Order delivered pursuant to this Section 4.4 has been accepted or rejected within [**]business days following Novasep’s receipt of such Purchase Order; provided that Novasep may only reject a Purchase Order which fails to comply with the requirements of this Article 4.  Novasep’s failure to affirmatively reject a Purchase Order within the [**] business day period shall be deemed an acceptance of such Purchase Order, notwithstanding the Purchase Order’s failure to comply with the requirements of this Article 4.  In the event that Novasep rejects a Purchase Order hereunder, Novasep shall notify Tetraphase in writing within [**] business days of the reasons why such order was rejected by Novasep. Tetraphase may, at its option, submit a revised Purchase Order.

4.5	Fulfillment of Purchase Orders: Novasep shall deliver Product in the quantities and in accordance with the delivery dates and other terms of the relevant Purchase Order.
4.6

Delivery Terms: Novasep shall ship all released Product to Tetraphase or to Tetraphase’s designee. All shipments shall be shipped FCA Novasep’s Facility ( INCOTERM 2010 ) , by a common carrier designated by Tetraphase, at Tetraphase’s expense. The selection of the carrier will be done in respect of regulation in Europe and country of destination and validated by Novasep prior the shipment .  Tetraphase shall procure, at its cost, insurance covering damage or loss of Product during shipping. All shipping instructions of Tetraphase shall be accompanied by the name and address of the recipient and the shipping date.

4.7	Certificate of Analysis: An appropriate Certificate of Analysis shall precede the shipment of each Batch delivered to Tetraphase.

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4.8

Shipping Instructions:  Tetraphase will provide Novasep with packaging and shipping instructions including temperature requirements, temperature monitoring instructions and packaging specifications.  Notwithstanding any other provision of this Agreement, Novasep will not be liable for any loss or damage caused solely by Tetraphase’s carrier.

4.9

Delays: Novasep shall promptly notify Tetraphase in writing if it believes that there are likely to be delays in the delivery date(s) in any Purchase Order. Such notice shall include the reasons for such changes in the schedule and the proposed new schedule for the incomplete portion of the Purchase Order. For the avoidance of doubt, Novasep is responsible for delays due to its Facility, compliance systems, or Novasep Supplied Components and inaccurate execution of the Manufacture as outlined in the Master Batch Record.

4.10

Cancellation:  Tetraphase may cancel any Purchase Order and Novasep shall be relieved of its manufacturing obligations relating to such Purchase Order but, as Tetraphase’s exclusive liability, Tetraphase shall remain liable for the full amount of the Purchase Order which is covered under a Firm Order, regardless of whether Novasep manufactures the Product or whether Tetraphase takes delivery of the Product.

5.PAYMENT TERMS.

5.1

Invoicing:  Novasep shall invoice Tetraphase upon shipment of Product.  Tetraphase shall make payment on all undisputed invoices within [**] days from the date of receipt of Novasep’s invoice (unless the invoice is electronically transmitted).

5.2

Purchase Price Changes:  From time to time, but in no event more than [**] beginning in [**], the Purchase Price shall be adjusted by Novasep based on the changes in the costs for raw materials and consumables (including but not limited to resins, solvents, anti-oxidants, silica packaging and containers), utilities (including but not limited to energy, oil, electricity and water), changes in the legal requirements or cGMPs, and changes in the Manufacturer’s labor costs (not to exceed the changes in the index as published from time to time by the French Union des Industries Chimiques. For all such costs such adjustment shall not be an increase greater than [**]% of the previous calendar year’s Purchase Price. Novasep shall provide at least [**] days prior written notice to Tetraphase of any such price adjustment and such price adjustment shall be effective for any Purchase Orders submitted by Tetraphase to Novasep following the notice period of such price adjustment.

5.3

Ongoing Productivity Efforts:  Novasep, to the extent reasonable and commercially possible, agrees to (a) study and implement ongoing productivity efforts to increase productivity [**] and (b) help generate and implement ideas to reduce [**] costs and mitigate market increases, such as improvements in quality, service, yields, price, freight, packaging, or component costs, consumption or inventory reduction.  Any such reduction in [**] costs or improvements shall be documented by Novasep, verified by Tetraphase, and any such [**] cost savings shall be shared equally by both Parties.

5.4

Default in Payment Obligations: Any payment due under this Agreement not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) [**]% per week on the outstanding balance compounded weekly.

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5.5

Taxes:  Tetraphase shall bear the cost of all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the Manufacturing and sale of Product pursuant to this Agreement or the sale or distribution of Product by Tetraphase (or at Tetraphase’s sole expense, defend against the imposition of such taxes and expenses). Novasep shall notify Tetraphase of any such taxes that any governmental authority is seeking to collect from Novasep, and Tetraphase may assume the defense thereof in Novasep’s name, if necessary, and Novasep agrees to fully cooperate in such defense to the extent of the capacity of Novasep, at Tetraphase’s expense. Novasep shall pay all national, state, municipal or other taxes on the income resulting from the sale by Novasep of the Product to Tetraphase under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

6.CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.

6.1

Manufacturing Standards:  Novasep shall manufacture Product in conformity with the Manufacturing Process, Master Batch Record, cGMP, all applicable laws, rules and regulations, all terms and conditions contained in the applicable Purchase Order, and the Specifications (collectively, the “Manufacturing Standards”).

6.2

Certificates of Analysis:  Novasep shall test, or cause to be tested by third parties, in accordance with the Specifications, each Batch of Product Manufactured pursuant to this Agreement before delivery to Tetraphase.  The Certificate of Analysis shall be delivered with each Batch and shall set forth the items tested, Specifications and methods against which and by which the analyses are performed,  test results and date of manufacture and expiry. Novasep shall also deliver a Released Executed Batch Record in a timely manner and indicate on the Released Executed Batch Record that all batch Manufacturing and control records have been reviewed and approved by the appropriate quality unit. Novasep shall send, or cause to be sent, such certificates to Tetraphase prior to the shipment of Product.

6.3

Manufacturing Compliance:  Novasep shall advise Tetraphase as soon as possible if an authorized agent of any regulatory body visits Novasep’s manufacturing facility (whether or not such visit includes an inquiry regarding Novasep’s Manufacture of Product for Tetraphase).  Novasep also agrees to allow the FDA and any other relevant Regulatory Authority to conduct any inspection related to the manufacture of the Product and Novasep agrees to reasonably cooperate with the FDA or such Regulatory Authority in connection with such inspection.  Novasep will provide Tetraphase with notice of any such inspection as soon as practicable, but no later than within [**] business days of becoming aware of such inspection.

6.4

Reserve Samples:  Novasep shall be responsible for obtaining and maintaining sufficient quantities of Product reserve samples pursuant to cGMP and in compliance with that Quality Agreement executed by the parties on December 3, 2015.

6.5

[**] Quality Review: The Parties shall review and evaluate, at least [**], the quality standards of Product to determine the need for changes in Specifications, the Manufacturing Process, and/or controlled documents.

6.6	Records: Any books and records relating to the receipt, manufacture, storage, handling or testing of the Product and Components shall be maintained under this Agreement by

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Novasep in accordance with applicable laws, rules and regulations.  Novasep shall maintain distribution records with respect to Product supplied hereunder that contain all of the appropriate information as specified in cGMP. Novasep shall keep all such books and records for at least [**] years.

6.7

Audits:  Tetraphase or its designee, at mutually agreed times during normal business hours, shall have the right to inspect, [**] (unless for cause) and during [**] business days maximum, Novasep Batch records, quality systems and the portions of the Facility used for Manufacturing of Product. If the Parties agree to audits more than [**], and/or to audit for more than [**]business days, Tetraphase agrees to reimburse Novasep for Novasep’s reasonable expenses incurred in hosting the additional audit day(s). Neither Tetraphase nor its designee shall be permitted to remove or copy data without Novasep’s prior consent.  Notwithstanding the foregoing, Tetraphase or its designee shall also have the right to conduct “for-cause” audits to address significant Product or safety concerns as discovered through the annual audit or Product failures related to Novasep’s manufacture of Product.  Tetraphase shall notify Novasep in writing in advance of the audit and thereafter, Tetraphase and Novasep shall mutually determine the timing of the audit.

6.8

Observation by Tetraphase:  Tetraphase shall have the right, during normal business hours and at mutually agreed time, to visit the Facility to ensure that the Manufacturing Process complies with the Manufacturing Standards [**] for no more than [**] business days.  At all times while in attendance at the Facility, Tetraphase agrees to comply with all Novasep health and safety protocols and other policies and procedures applicable to visitation of the Facility as notified by Novasep to Tetraphase prior to or during such attendance.  Such visits shall not interfere with Novasep’s operations. In the event of non-compliance Tetraphase shall have the right to revisit the Facility as reasonably necessary in order to confirm that compliance with the applicable Manufacturing Standards has been re-established. The time limitation set forth in this section shall not apply to any visits to the Facility as a result of technical issues with the Manufacture of the Product, including but not limited to issues that would jeopardize the timely supply of Product.

6.9

Legal Compliance: Each Party shall comply in all material respects with applicable laws rules and regulations in the conduct of its activities under this Agreement.  Unless otherwise stated, Novasep is responsible for compliance with all federal, state and local laws and regulations (“Regulations”) as they apply generally to the Facility and Novasep’s Manufacture of the Product under this Agreement.  Tetraphase shall be responsible for compliance with all Regulations as they apply to the use and sale of Product, which responsibility shall include, without limitation, all contact with Regulatory Authorities regarding the foregoing.

7.ACCEPTANCE OF PRODUCT.

7.1

Acceptance and Non-Conforming Product: Within [**] business days from the date of completion of testing and Novasep’s release of each Batch of Product, Novasep shall promptly forward to Tetraphase, or Tetraphase’s designee, copies of the Released Executed Batch Record.

(a)

If Tetraphase believes any Batch of Product contains Non-Conforming Product, Tetraphase shall notify Novasep by telephone, including a detailed explanation of the non-conformity, and shall confirm such notice in writing to Novasep within [**] business days. Tetraphase shall provide such notice of Non-Conforming

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Product within (i) [**] days after Tetraphase’s receipt of such Non-Conforming Product in the event of a defect discovered by Tetraphase through the use of reasonable testing methods and/or the agreed upon testing specifications or (ii) promptly upon Tetraphase’s confirmation that Product is Non-Conforming Product in the event of a defect (hidden or otherwise) which was not reasonably discoverable through the use of such testing methods and/or testing specifications.  Upon receipt of such notice, Novasep will investigate such alleged non-conformity, and (A) if Novasep agrees such Product is Non-Conforming Product, deliver to Tetraphase a corrective action plan within [**] calendar days after receipt of Tetraphase’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Tetraphase or Novasep, or (B) if Novasep disagrees with Tetraphase’s determination that the Batch of Product is non-conforming, Novasep shall so notify Tetraphase by telephone within the [**] calendar day period and confirm such notice in writing within [**] business days.

(b)

If the Parties dispute whether Product is Non‑Conforming Product, samples of the relevant Batch of Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non‑conformity, and the cause thereof if non-conforming, shall be binding upon the Parties absent manifest error. The costs of such laboratory or consultant shall be borne by the Party whose position is not upheld by such laboratory or expert’s conclusion.  If the dispute between the Parties relates to Novasep’s ability to manufacture and deliver Product that is not Non-Conforming Product, resolve their dispute in accordance with the procedures in Section 18.7.

7.2

Remedies for Non Conforming Product:  In the event Novasep agrees that the Batch of Product is Non-Conforming Product and Tetraphase rejects the Batch, then Novasep, at Tetraphase’s option, shall either (i) replace such non-conforming Product within [**] calendar days from receipt of a request from Tetraphase, or (ii) refund the Purchase Price of the Non-Conforming Product. In addition, the due date for the final invoice issued at completion of Manufacturing of said non-conforming Batch of Product will be extended until the date at which replacement Product is released and determined to be conforming by Novasep and Tetraphase.

8.PRODUCT RECALLS.

In the event Tetraphase shall be required to recall any Product because such Product may violate local, state or federal laws or regulations, or the laws or regulations of any applicable foreign government or agency, or does not conform to the Manufacturing Standards, or in the event that Tetraphase elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Tetraphase shall be responsible for coordinating such Recall. Tetraphase shall promptly notify Novasep if any Product is the subject of a Recall and provide Novasep with a copy of all documents relating to such Recall. Novasep shall reasonably cooperate with Tetraphase in connection with any Recall, at Tetraphase’s expense.  If Novasep discovers, after release and distribution of a Batch(es), any finding which impacts or could impact on the quality and safety attributes of the Product, Novasep will notify Tetraphase within [**] business days. Tetraphase shall be responsible for all of the costs and expenses of such Recall unless such recall is exclusively caused by Novasep’s gross negligence or willful misconduct or the failure of Product to conform to the Manufacturing Standards at the time of delivery to Tetraphase in which case Novasep shall pay all reasonable direct costs and expenses associated with the such Recall within the limitation set forth in Section 14.2 hereafter.

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9.FORCE MAJEURE; FAILURE TO SUPPLY.

9.1

Force Majeure Events: Failure of either Party to perform under this Agreement shall not subject such Party to any liability to the other if such failure is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected Party, whether or not foreseeable, provided that written notice of such event is promptly given to the other Party. In the case of a force majeure event, Novasep shall use commercially reasonable efforts to arrange for the Manufacture of Product through subcontracting or other means as appropriate to provide Product which conforms to cGMP and the Specifications. However, if Novasep is unable to provide a solution for the Manufacturing of Product reasonably acceptable to Tetraphase within sixty (60) calendar days of such event, Tetraphase may terminate this Agreement as specified in Section 17.2(c) of this Agreement.

9.2	Failure to Supply:
(a)

Shortage of Supply:  Novasep shall notify Tetraphase immediately upon becoming aware of an event of force majeure or any other event that would render Novasep unable to supply any quantity of the Product required to be supplied hereunder.  In such event, Novasep shall use commercially reasonable efforts to remedy such shortage.

(b)

Procedure to Cure Supply Deficiencies:  If there is a Supply Deficiency, then if requested by Tetraphase Novasep shall promptly take one (1) or more of the following steps to remedy the Supply Deficiency, in the following order of preference whenever reasonably practicable :(a) increase the length of a manufacturing campaign at the Facility in order to manufacture and transfer to Tetraphase additional Batches that meet the relevant requirements under this Agreement to remedy the Supply Deficiency (each such Batch, a “Deficiency Cure Batch”); (b) utilize any capacity at the Facility which is not then contractually committed to the performance of services for third party customers during the applicable quarter to manufacture and transfer to Tetraphase Deficiency Cure Batches that meet the relevant requirements under this Agreement; (c) coordinate and cooperate with Tetraphase to re-schedule manufacture and transfer Batches of Product ordered hereunder that meet the relevant requirements under this Agreement in order to maximize Novasep’s ability to manufacture and transfer to Tetraphase Deficiency Cure Batches that meet the relevant requirements under this Agreement while minimizing the disruption of manufacture at the Facility then in force and any contractual commitments to third party customers; and (d) use commercially reasonable efforts to remedy the Supply Failure in subsequent quarters, if any, by utilizing and dedicating excess capacity not contractually committed to third party customers to manufacture and transfer Deficiency Cure Batches that meet the relevant requirements under this Agreement and to reserve such capacity for Tetraphase’s requirement until the issues surrounding the Supply Deficiency have been remedied to Tetraphase’s satisfaction.

(c)	Supply Failure:

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(i)

Tetraphase may elect, in addition to all other remedies available in law, in equity or under this Agreement, either to: (A) treat the Supply Failure as a Supply Deficiency, such that the provisions of clause (b) above shall apply; or (B) use an alternative supplier for Tetraphase’s requirements of Product (in which case all portions of the relevant forecast shall be deemed non-binding); or (C) terminate this Agreement as a result of Novasep’s material breach.

9.3

Safety Stock:  Novasep shall maintain, at its own risk and Tetraphase expense, safety stock of (1) [**] supply of Product, measured, as of any date, by the Purchase Orders delivered to Novasep by Tetraphase during the immediately preceding [**] and (2) any and all Product and intermediates (including the penultimate form of the Product) produced during the validation process set forth in Exhibit D.

9.4

Alternative Supplier:  Nothing in this Agreement shall preclude Tetraphase, at any time during the Term, from qualifying an alternate supplier to manufacture and supply Product. If Tetraphase desires to establish an alternate supplier, either following a Supply Failure or to establish one or more back-up supplier(s) (where the definition of back-up is to supply at maximum [**]% Tetraphase’ annual demand for the first [**] years of the Term of this Agreement and at maximum [**]% for the last [**] years of the Term of this Agreement), Novasep shall reasonably assist Tetraphase for a reasonable period of time in such transfer.  For clarity, in the event that the facility or facilities selected by Tetraphase are owned or operated by a competitor of Novasep, Novasep shall not be required to communicate directly with such competitor in connection with Novasep’s performance of such technology transfer activities.  Tetraphase shall reimburse Novasep for all documented direct costs and expenses properly and reasonably incurred by Novasep in connection with all such technology transfer activities requested by Tetraphase.

10.CHANGES IN MANUFACTURING.

10.1

Changes to Master Batch Records and Specifications:  Each Party agrees to notify the other promptly of any regulatory or other requested changes to Product, Manufacturing, Specifications or the MBR. Novasep shall notify Tetraphase of and require written approval from Tetraphase for changes to Master Batch Records or Specifications prior to the Manufacturing of subsequent Batches of Product.

10.2

Product-Specific Changes:  If Facility, equipment, process or system changes are required of Novasep as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply only to the Manufacture and supply solely to the Product, then Tetraphase and Novasep will review such requirements and agree in writing to such regulatory changes, and Tetraphase shall bear [**]% of the reasonable costs thereof.

10.3

General Changes:  If such regulatory changes apply generally to the Product as well as to other products manufactured by Novasep for itself or for third parties, then Tetraphase shall pay a pro rata amount of the reasonable cost of such regulatory changes based upon the proportion of time that such facility is dedicated to the Manufacture of Product relative to the manufacture of such other products.

10.4	Other Changes: Other changes to the Manufacturing Process and/or Specifications shall be by mutual agreement of the Parties provided that Novasep shall not unreasonably

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refuse or condition any request from Tetraphase to make any changes desired by Tetraphase.  Any changes to the Manufacturing Process and/or Specifications shall be implemented on terms and conditions to be agreed upon in good faith, which may include reasonable adjustments (which may be upward or downward, as appropriate) to the relevant price for Product payable to Novasep for its services hereunder.

10.5

Unused Materials In the event of changes requested by Tetraphase or to comply with any regulatory requirement, Tetraphase shall reimburse Novasep for any Novasep-Supplied Components that cannot reasonably be used by Novasep or returned for credit.

11.CONFIDENTIALITY.

11.1

Confidentiality.  For purposes of this Agreement “Confidential Information” means all information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party in connection with this Agreement including, without limitation, all data, inventions and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form.  Without limiting the generality of the foregoing, all Inventions and Intellectual Property of either Party shall be deemed the “Confidential Information” of such Party.  Each Party agrees, with respect to any Confidential Information disclosed to such Party (the “Receiving Party”) by the Disclosing Party  hereunder: (a) to use such Confidential Information only for the purposes set forth in this Agreement or to exercise its rights under this Agreement; (b) to receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care (but at least reasonable care) to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties; (c) not to disclose, or authorize or permit the disclosure of any Confidential Information to any third party, except to its Affiliates, without the prior written consent of the Disclosing Party; and (d) except as needed to fulfill its obligations hereunder, to return any Confidential Information to the Disclosing Party at the request of the Disclosing Party and to retain no copies or reproductions thereof, except that the Receiving Party may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement.

11.2

Limitations.  The Receiving Party shall not be obligated to treat information as Confidential Information of the Disclosing Party if the Receiving Party can show by competent written evidence that such information: (a) was already known to the Receiving Party without any obligations of confidentiality prior to receipt from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of any obligation of confidentiality; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; or (e) was independently discovered or developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information.

11.3

Authorized Disclosure.  Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information, without violating its obligations under this Article 11, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction; provided, however, that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a

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reasonable effort to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued.  The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s employees or authorized representatives having a need to know and who are bound by obligations of confidentiality and non-use consistent with those set forth herein.

11.4

Injunctive Relief.  The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 11 may cause immediate and irreparable harm to the Disclosing Party which may not be adequately compensated by damages.  Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

11.5

Public Announcements.  All publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and subject to the approval of, both Parties (which approval shall not be unreasonably withheld); provided, however, that either Party may (a) disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided that in the case of such disclosures the Party proposing to make such disclosure notifies the other Party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure, and (b) disclose the terms of this Agreement to such Party’s investors, professional advisors or potential investors, acquirers, or merger candidates who are bound by obligations of confidentiality and non-use consistent with those set forth herein.  The failure of a Party to respond in writing to a publication proposal from the other Party within [**] working days of such party’s receipt of such publication shall be deemed as such Party’s approval of such publication as received by such Party.  Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

11.6

Duration of Confidentiality:  All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire [**] years after the expiration or earlier termination of this Agreement; provided, however, that Confidential Information which constitutes the trade secrets of a Party shall be kept confidential indefinitely, subject to the limitations set forth in Sections 11.2 and 11.3.

12.INVENTIONS.

12.1

Background Intellectual Property:  Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing Intellectual Property and Intellectual Property developed or acquired by such Party outside of this Agreement (“Background Intellectual Property”), without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Tetraphase shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Product, Labeling and trademarks associated therewith (collectively, “Tetraphase’s Existing Intellectual Property”). Neither Novasep nor any

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third party shall acquire any right, title or interest in Tetraphase’s Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.
12.2

Individually Owned Inventions:  Except as the Parties may otherwise agree in writing, all Inventions which are conceived, reduced to practice, or created solely or jointly by or on behalf of a Party in the course of performing its obligations under this Agreement and that pertain to the Product, but not which are of general use in pharmaceutical manufacturing (“Product Inventions”) shall be solely owned and subject to use and exploitation by Tetraphase. Novasep hereby assigns all right and title in such Product Inventions and Intellectual Property therein, to Tetraphase.  Novasep agrees to execute such assignments and other documents, to cause its employees, consultants and subcontractors to execute such assignments and other documents, and to take such other actions as may be reasonably requested by Tetraphase from time to time in order to effect to the ownership provisions of this Section 12.2.  With respect to Inventions that are conceived, reduced to practice, or created by or on behalf of a Party in the course of performing its obligations under this Agreement and are not Product Inventions, the following terms of ownership shall apply:  Tetraphase shall solely own all such Inventions made solely by employees, consultants and/or subcontractors of Tetraphase (“Tetraphase’s Project Intellectual Property”); and Novasep shall solely own Inventions made solely by employees, consultants and/or subcontractors of Novasep ( “Novasep’s Project Intellectual Property”).

12.3

Jointly Owned Inventions:  All Inventions (other than Product Inventions) which are conceived, reduced to practice, or created jointly by the Parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such Inventions) in the course of the performance of this Agreement shall be owned jointly by the Parties. Each Party shall have full rights to exploit such Inventions for its own commercial purposes without any obligation or duty of accounting to the other. The Parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon, and the Parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint Inventions.

12.4	License Grants:
(a)

License to Novasep.  During the Term, Tetraphase hereby grants to Novasep a fully paid, non-exclusive license under any and all of Tetraphase’s Existing Intellectual Property, Product Inventions and Tetraphase’s Project Intellectual Property that is necessary for Novasep to perform its obligations under this Agreement, for the sole and limited purpose of Novasep’s performing its obligations under this Agreement.

(b)

License to Tetraphase.  Novasep hereby grants to Tetraphase an irrevocable, fully paid, royalty-free, perpetual, worldwide, non-exclusive license, with the right to grant and authorize sublicenses, under any and all Novasep’s Background Intellectual Property and Novasep’s Project Intellectual Property that Novasep incorporates into the Manufacturing Process or that is otherwise necessary for the practice of the Manufacturing Process, for the sole and limited purpose of manufacturing, or having manufactured Products.

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12.5

Disclaimer:  Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

12.6

Confidentiality of Inventions:  Inventions shall be deemed to be the Confidential Information of the Party(ies) owning such Inventions.  Any disclosure of Confidential Information by one Party to the other under the provisions of this Article 12 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

13.REPRESENTATIONS AND WARRANTIES.

13.1

Mutual Representations: Each Party hereby represents and warrants to the other Party that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such Party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a Party or by which it is bound.

13.2

Novasep Warranty:  Novasep represents and warrants that all Product manufactured and supplied under this Agreement shall be manufactured at the Facility, conform to the Manufacturing Standards, and shall not be adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act (as amended from time to time) or other applicable law, when delivered to Tetraphase in accordance with this Agreement.  Novasep represents and warrants that it has obtained (or will obtain prior to Manufacturing Product), and will remain in compliance with during the Term, all permits, licenses and other authorizations (the “Permits”) which are required under federal, state and local laws, rules and regulations applicable to the Manufacture of Product; provided, however, Novasep shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Product.  Novasep further represents and warrants that: (a) the Facility conforms to cGMP and the requirements of all applicable governmental and regulatory authorities; (b) all Product delivered hereunder shall be delivered to Tetraphase with good and valid title, free and clear of all liens and encumbrances; (c) neither Novasep, nor any employee, personnel or contractor of Novasep who will perform services under this Agreement, has been suspended, debarred or subject to temporary denial of approval, and to the best of its knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the FDA or any other governmental or regulatory authority from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of

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1992 or any other similar law  or regulation in any other jurisdiction; and (d) in its performance of its obligations under this Agreement, Novasep will not knowingly incorporate into the Manufacturing Process any Intellectual Property of a third party for which it does not have a license that permits it to do so.  Novasep makes no representation or warranty with respect to the sale, marketing, distribution or use of the Product.

13.3

Tetraphase Warranties:  Tetraphase represents and warrants that (a) it has the right to give Novasep any tetraphase-supplied material and information provided by Tetraphase hereunder, and that Novasep has the right to use such information for the Manufacture of Product, and (b) as of the Effective Date,  Novasep’s manufacture of Product in accordance with the Specifications and this Agreement does not, to Tetraphase’s knowledge, infringe any patents or other intellectual property rights belonging to third parties.

13.4

Disclaimer of Warranties:  Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.EXCLUSION AND LIMITATION OF LIABILITY AND WAIVER.

14.1

Exclusion of Liability:  EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1 OR 15.2 OR WITH RESPECT TO A BREACH OF THE CONFIDENTIALITY OR NON-USE OBLIGATIONS UNDER ARTICLE 11, Under no circumstances shall EITHER PARTY be liable TO THE OTHER PARTY HEREUNDER for loss of use or profits, collateral, special, consequential, punitive or other INDIRECT damages.

14.2

Limitation of liability: Notwithstanding any other terms of this Agreement, the aggregate liability of Novasep arising out of any term or condition of the present Agreement with respect to any batch of Product shall be in any case limited to twice the sum paid by Tetraphase to Novasep for such batch of Product.

15.INDEMNIFICATION.

15.1

Tetraphase Indemnification:  Tetraphase hereby agrees to defend, indemnify and hold harmless Novasep and its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, a “Novasep Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Novasep Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party including, without limitation, property damage, death or personal injury  of third parties (a “Claim”) against an Novasep Indemnitee arising or resulting, directly or indirectly, from (a) Tetraphase’s storage, promotion, labeling, marketing, distribution, use or sale of Product, (b) Tetraphase’s negligence or willful misconduct, or (c) Tetraphase’s breach of this Agreement, except to the extent any such Loss(es) are caused by the negligence or willful misconduct of the Novasep Indemnitees or by the breach of this Agreement by Novasep.

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15.2

Novasep Indemnification:  Novasep hereby agrees to defend, indemnify and hold harmless Tetraphase and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (each, a “Tetraphase Indemnitee”) from and against any and all Losses to which any Tetraphase Indemnitee may become subject as a result of any Claim arising from (a) any Novasep Indemnitee’s negligence or willful misconduct or (b) the breach of this Agreement by Novasep, except to the extent any such Loss(es) are caused by the negligence or willful misconduct of the Tetraphase Indemnitees or by the breach of this Agreement by Tetraphase.

15.3

Indemnitee Obligations:  A Party that makes a claim for indemnification under this Article 15 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such Party, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure.  The indemnified Party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified Party agrees to the complete control of such defense or settlement by the Indemnitor.  Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnified Party’s rights hereunder, or impose any obligations on the indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.  The indemnified Party shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 15. The indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

16.INSURANCE.

16.1

Tetraphase Insurance:  Tetraphase shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Product Manufactured under this Agreement, commercial general liability insurance, including without limitation, Product Liability and Contractual Liability coverage. Such insurance shall cover amounts not less than $[**] combined single limit and shall be with an insurance carrier reasonably acceptable to Novasep.

16.2

Novasep Insurance:  Novasep shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Product Manufactured under this Agreement, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage.  Such insurance shall cover amounts not less than $[**] combined single limit.

17.TERM AND TERMINATION.

17.1

Term:  This Agreement shall commence on the Effective Date and will continue for five (5) years after the Effective Date (the “Initial Term”).  Unless otherwise terminated in accordance with this Article 17, this Agreement shall be automatically extended for an indefinite period (the “Renewal Term” and together with the Initial Term, the “Term”).  Notwithstanding any of the foregoing, either Party may terminate this Agreement at the

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end of the Initial Term or during the Renewal Term provided, however, that it has given the other Party at least eighteen (18) months prior written notice of termination.
17.2	Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:
(a)

Termination for Breach: Either Party may terminate this Agreement upon the material breach (which shall include any breach of payment terms) of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within [**] days (or such additional time reasonably necessary to cure such breach provided the breaching Party has commenced a cure within the [**]-day period and is diligently pursuing completion of such cure) after receipt by the breaching Party of written notice of such breach.

(b)

Termination for Financial Matters:  This Agreement may be terminated immediately by either Party by giving the other Party written notice thereof in the event such other Party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such Party seeking (a) such Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such Party’s property, or (c) similar relief in respect of such Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstayed, for a period of more than sixty (60) days.

(c)	Termination for Force Majeure: Tetraphase shall have the right to terminate this Agreement with thirty (30) days written notice to Novasep in the event that Novasep experiences a force majeure event.
(d)

Termination for Regulatory Action:  Tetraphase may terminate this Agreement upon thirty (30) days’ prior written notice if any Regulatory Authority takes any action, or raises any objection, that prevents Tetraphase from importing, exporting, purchasing, or selling the Product.

17.3	Effects of Termination:
(a)

In the event this Agreement is terminated, other than by Novasep pursuant to Section 17.2(a), (i) Novasep shall, at Tetraphase’s sole cost and expense, make reasonable effort to convey to Tetraphase all manufacturing know-how and other information related to the Manufacturing Process sufficient to enable Tetraphase to manufacture Product (including assay methods, SOPs, detailed equipment requirements and specifications, materials and all know-how contained in the Master Batch Record), and (ii) Novasep shall promptly, upon request by Tetraphase and at Tetraphase’s sole cost and expense, provide such other assistance as Tetraphase may reasonably request (including access to and assistance from employees with knowledge of the Manufacturing Process during any transition period).  Such know-how and information shall include, without limitation, records and reports related to (A) the Manufacturing Process, (B) testing for compliance with the Specifications, and (C) Batch records for previously supplied Product.In addition, Novasep shall refund to Tetraphase

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amounts pre-paid for Product which will not be delivered as a result of termination.
(b)	Intentionally Removed
(c)

Termination or expiration of this Agreement shall not release either Party from any liability, right of action or other obligation which has arisen prior to such termination or expiration including Novasep’s obligation to deliver to Tetraphase such quantity of Product under any accepted Purchase Order by Novasep prior to the effective date of termination or expiration, and Tetraphase’s obligation to pay Novasep the amount set forth in such Purchase Order as well as the safety stock and all the raw material purchased by Novasep for the [**] month forecast ongoing at the date of termination or expiration of the Agreement.

Further, Each Party shall immediately return or hand-over to the other and refrain from using all Confidential Information which belongs to the other.

17.4	Survival: The provisions of Sections 13.2, 13.4, 17.3 and 17.4, and Articles 7, 8, 9, 11, 12, 14, 15, 16 and 18 hereof shall survive expiration or termination of this Agreement.

18.GENERAL PROVISIONS.

18.1

Notices:  Any notice to be given under this Agreement must be in writing and delivered either via e-mail, in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address given below, or at any address such Party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the actual delivery thereof at the address designated in accordance with this paragraph.

If to Tetraphase:	Tetraphase Pharmaceuticals, Inc. 480 Arsenal Way Watertown, MA 02472 United States of America Attn:General Counsel

Telephone:[**]
Facsimile:[**]
E-mail:        [**]

If to Novasep:	Novasep LLC 23 Creek Circle Boothwyn, PA 19061 USA Attn: Andrew Brennan

Telephone: [**]
Facsimile: [**]
E-mail:  [**]

For specific inquiries, the following Novasep responsible parties may be contacted directly:

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Project Manager	[**]
Quality Control and Assurance	[**]

For specific inquiries, the following Tetraphase responsible parties may be contacted directly:

Project Manager:	[**]
18.2

Quality Control and Assurance: [**]Entire Agreement; Amendment:  The Parties acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments or Appendices, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both Parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

18.3

Waiver:  None of the provisions of this Agreement shall be considered waived by any Party hereto unless such waiver is agreed to, in writing, by authorized agents of both Parties. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of either Party.

18.4

Assignment:  This Agreement may not be assigned or transferred by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement without the other Party’s consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise.  Any attempted assignment of this Agreement not in compliance with this Section 18.4 shall be null and void.  No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.  This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns, subsidiaries and Affiliates.

18.5

Independent Contractor:  Novasep shall act as an independent contractor for Tetraphase in providing the services required hereunder and shall not be considered an agent of, or joint venturer with, Tetraphase. Unless otherwise provided herein to the contrary, Novasep shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.

18.6

Governing Law; Limitations:  This Agreement is made under and will be construed in accordance with the laws of the State of New York without giving effect to that jurisdiction’s choice of law rules.  The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to transactions processed under this Agreement.

18.7

Dispute Resolution:  In case of disputes between the Parties arising from the enforcement and/or the interpretation of the Agreement, the Parties shall try to settle amicably and rapidly such dispute. It is expressly agreed between the Parties that if no settlement can be found between them within a reasonable period of time, and in any case

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no later than [**] months following the receipt by one Party of the written claim of the other Party, any disputes shall be brought in the Federal or State courts of New York which shall have exclusive jurisdiction.

18.8

Attorney’s Fees:  The successful Party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other Party reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.

18.9

Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date above.

TETRAPHASE PHARMACEUTICALS, INC.	FINORGA S.A.S.
By: /s/ Guy Macdonald	By: /s/ Laurent Castel
Name: Guy Macdonald	Name: Laurent Castel
Title: CEO	Title: President Finorga SAS

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Exhibit A

Components

Components Used in the Commercial Process for [**]

Table 1 shows the batch input size for each of the steps that will be carried for the commercial manufacture of [**]

Table 1 – Batch Input Size

Reaction Step	Input Material (Limiting)	Batch Size[1] (kg)
		Minimum	Maximum
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

1 Amounts refer to the quantity of the input material used in the step.

The tables below list the target quantities of materials used in the manufacture of [**]. The proven acceptable ranges (PAR) for material charges are provided and for some reagents are expressed in molar ratios with respect to the starting material.  Material amounts required, including solvent quantities, may vary depending upon batch size and equipment configuration but will be within ranges to ensure the quality of the drug substance.

Table 2 – Materials Used in the Manufacture of [**]

Process Step	Material	Target Quantity (PAR)	Molar Ratio (PAR)

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Process Step	Material	Target Quantity (PAR)	Molar Ratio (PAR)
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

[**]

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

[**]

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[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

[**]

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

[**]

[**]	[**]	[**]	[**]

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[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]

[**]

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

[**]

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]	[**]	[**]	[**]

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[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]

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Exhibit B

Purchase Price

1.	Quantity / Number of Batches / Pricing

Product	Number of Batches per Year	Quantity (kg)	Price (USD/kg)
	[**]	[**]	[**]
Tesla St4	[**]	[**]	[**]
	[**]	[**]	[**]
•	Pricing is inclusive of all raw materials with the exception of [**].
•	Tetraphase will provide [**]
•	Manufacturing will be performed in the same workshops as the PPQ campaign.
•

The pricing above is based on the production performance of the process validation campaign. Should process improvements (whether they be operational or otherwise) be achieved through additional development work and recognized on scale, the pricing will be re-evaluated at that time and the parties will use commercially reasonable efforts to determine a mutually agreed upon new pricing.

2.	Currency Exchange Rate

The price offered is based on a Euro-USD exchange rate of [**]

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Exhibit C

Specifications

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Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472
SPECIFICATION	Document No: [**]
Title:Material Specification for [**]	Version: 01
Stage: Commercial

MATERIAL SPECIFICATION

Material Name:	[**]
Material Description:	[**]
Compound Number	[**]
Material Code:	[**]
Storage Conditions:	[**]
Shipping Conditions:	[**]
Retest Period:	[**]
Expiry Period:	[**]
Container Closure System:	[**]

Material Type:

[X] Drug Substance (DS)	[ ] Drug Product (DP)	[ ] Intermediate (IN)
[ ] Starting Material (SM)	[ ] Seed Material (SD)	[ ] Other [OT]

Release Specifications:

Test	Method	Method Number	Acceptance Criteria
Appearance[2]	Visual	[**]	[**]
Identification	HPLC Method 1	[**]	[**]
Identification	IR	[**]	[**]
Chloride content	IC (%w/w)	[**]	[**]
Polymorph[2]	XRPD	[**]	[**]

Tetraphase Pharmaceuticals, Inc documentation is considered CONFIDENTIAL and PROPRIETARY. Distribution to third parties without prior permission is prohibited.

INFORMATION ONLY

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Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472
SPECIFICATION	Document No: [**]
Title:Material Specification for [**]	Version: 01
Stage: Commercial

Test	Method	Method Number	Acceptance Criteria
Impurities[2]	HPLC (area%) Method 1	[**]	[**]	[**]
Impurities[2]	HPLC (area%) Method 2	[**]	[**]	[**]
Impurities	HPLC (%w/w) Method 3	[**]	[**]	[**]
Assay[2] (anhydrous, solvent free)	HPLC (% w/w) Method 1	[**]	[**]
Residual Solvents[2]	GC	[**]	[**]	[**]
			[**]	[**]
1-Methy 1-2-pyrrolidone	HPLC (ppm) Method 4	[**]	[**]
Methyl Chloride[2] (MeCl)	GC-MS (ppm)	[**]	[**]
Ethyl Chloride[2] (EtCl)	GC-MS (ppm)	[**]	[**]
Moisture Content[2]	Karl Fisher (% w/w) Ph. Eur. 2.5.32, USP <921> Method 1c	[**]	[**]
Heavy Metals	USP <231> Method II (ppm)	[**]	[**]
Palladium	ICP-MS (ppm)	[**]	[**]
Specific Rotation	Ph. Eur. 2.2.7 USP <781S>	[**]	[**]
Endotoxin	Ph. Eur. 2.6.14 method D USP <85>	[**]	[**]

Tetraphase Pharmaceuticals, Inc documentation is considered CONFIDENTIAL and PROPRIETARY. Distribution to third parties without prior permission is prohibited.

INFORMATION ONLY

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Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472
SPECIFICATION	Document No: [**]
Title:Material Specification for [**]	Version: 01
Stage: Commercial

Test	Method	Method Number	Acceptance Criteria
Bioburden[2] Total Viable Aerobic Count, Bacteria Total Viable Aerobic Count, Fungi	Ph. Eur. 2.6.12 USP <61>	[**]	[**]

[**]

Tetraphase Pharmaceuticals, Inc documentation is considered CONFIDENTIAL and PROPRIETARY. Distribution to third parties without prior permission is prohibited.

INFORMATION ONLY

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Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472
SPECIFICATION	Document No: [**]
Title:Material Specification for [**]	Version: 01
Stage: Commercial

Prepared by:	Date:
/s/ Anne Fornicola	07 APR 2017
Anne Fornicola, Director, CMC PM Tetraphase Pharmaceuticals, Inc.

Approved by:	Date:
/s/ Jonathan Walker	7th April 2017
Jonathan Walker, VP, Manufacturing Tetraphase Pharmaceuticals, Inc.
/s/ Robert Costanzo	11 Apr 2017
Robert Costanzo, Director, Quality Control Tetraphase Pharmaceuticals, Inc.
/s/ Steven Ferris	11 Apr 2017
Steven Ferris, Senior Director, Quality Assurance Tetraphase Pharmaceuticals, Inc.

VERSION SUMMARY

Brief Summary of Changes to this Document:

DCR #	Version	Summary of Changes
17-014	00	[**]
17-017	01	[**]

Tetraphase Pharmaceuticals, Inc documentation is considered CONFIDENTIAL and PROPRIETARY. Distribution to third parties without prior permission is prohibited.

INFORMATION ONLY

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Exhibit D

Validation Protocols

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. A total of 160 pages were omitted. [**]

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